Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
Westamerica Bancorporation:

We consent to the use of our report dated February 6, 2004, with respect to the consolidated balance sheets of Westamerica Bancorporation and subsidiaries (the “Company) as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, included in the Company’s annual report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

San Francisco, California
October 15, 2004